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                                            EXHIBIT  11.1

                                GOVERNMENT TECHNOLOGY SERVICES, INC.
                                  COMPUTATION OF EARNINGS PER SHARE
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                                                    THREE               NINE
                                                                MONTHS ENDED        MONTHS ENDED
                                                                SEPTEMBER 30,       SEPTEMBER 30,
                                                             ------------------  ------------------
                                                               1996      1995      1996      1995
                                                             --------  --------  --------   --------
Net income (loss) . . . . . . . . . . . . . . . . . . . . .  $    703  $  1,726  $ (2,525)  $(2,971)
                                                             --------  --------  --------   --------

Weighted average shares of common stock outstanding . . . .     6,701     6,609     6,685     6,594

Weighted average effect of common share equivalents . . . .       359        17         -         -
                                                             --------  --------  --------   --------

Weighted average shares outstanding . . . . . . . . . . . .     7,060     6,626     6,685     6,599
                                                             --------  --------  --------   --------

Net income (loss) per common share and common share
  equivalent. . . . . . . . . . . . . . . . . . . . . . . .  $   0.10  $   0.26  $  (0.38)  $ (0.45)
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